Exhibit 99.1

AerSale Announces $45 Million Share Repurchase from Major Shareholder

DORAL, FL, March 17, 2025 – AerSale Corporation (NASDAQ: ASLE) (the “Company” or “AerSale”), a leading provider of aviation products and services, announced today that it entered into a definitive agreement to repurchase approximately 6.428 million shares of stock from its long-term private equity sponsor Leonard Green & Partners, L.P., at a negotiated price of $7.00 per share. Following the close of the transaction, the Company expects its outstanding share count to be reduced by approximately 12% and the transaction is expected to close on or around March 18, 2025.

Concurrent with the announced stock transaction, the Company also announced that Jonathan Seiffer will step down from the Board of Directors, effective immediately.

Nick Finazzo, AerSale’s Chief Executive Officer, commented, “This strategic repurchase allows us to strengthen shareholder value by significantly reducing our share count, while mitigating market volatility as Leonard Green & Partners L.P. transitions out of its long-term role as a major shareholder in AerSale.”

Finazzo continued, “On behalf of the board and management team, I would like to extend our gratitude to Jon for his dedication and leadership over the past 15 years. His insights and guidance have been invaluable to our success.”

Jon Seiffer added, “It has been a privilege to partner with AerSale since our initial investment in 2010. The company’s growth and achievements over the years have been remarkable, and I am thankful for the collaboration and support from the entire AerSale team. I look forward to watching their continued success.”

The terms of the transaction were approved by the Company’s Board of Directors. Further, the Company amended the terms of its credit agreement on March 14, 2025, to allow for the repurchase of shares. The repurchase will be funded with cash available on the Company’s balance sheet and availability on its revolving credit facility.

Forward Looking Statements

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com.

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AerSale: Jackie Carlon

Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com

Source: AerSale Corporation